Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
LCC International, Inc:
We consent to the incorporation by reference in the registration statements (No. 333-17803, No. 333-86207, No. 333-40702, No. 333-97835 and No. 333-133970) on Form S-8 of LCC International, Inc (the “Company”) of our report dated December 11, 2007, with respect to the consolidated balance sheet of the Company as of December 31, 2006, and the related consolidated statements of earnings, stockholders’ equity, cash flows, and comprehensive income for each of the years in the two-year period ended December 31, 2006, and the related financial statement schedule, which report appears in the December 31, 2007 annual report on Form 10-K of the Company.
/s/ KPMG LLP
McLean, Virginia
April 28, 2008